Exhibit 99.1

CARE.COM APPOINTS MARLA BLOW AND WILLIAM H. HARRIS
TO BOARD OF DIRECTORS

Waltham, MA, February 15, 2018 -- Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced the appointments of Marla Blow and William H. Harris to its Board of Directors.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com, said “As we continue to innovate to address the cost of care for families, ensure financial inclusion for caregivers, and harness the full power of technology to deliver on both these goals, Marla and Bill will be invaluable additions to our Board. The combination of Marla’s deep background in financial products for the consumer market and Bill’s unparalleled expertise in payments, cybersecurity, and financial technology make them potent additions to our Board and to the Care.com team.”

Ms. Blow said, “Care.com is a thought leader and innovator on addressing the cost of care for families, as well as an advocate for caregivers to have a path to financial inclusion. I’m excited to bring my experience to bear in helping Care.com execute on this all-important mission.”

Mr. Harris said, “Having spent my career leveraging the combined power of finance and technology, I can think of no more important application for that than helping families find, manage and pay for care. I’m delighted to join Sheila and the rest of the Board to continue to scale Care.com in both the breadth of its reach and the depth of its products and services.”

Ms. Blow is the Founder and CEO of FS Card Inc, a credit card venture, and is a Partner in Fenway Summer LLC, a consumer finance investment company that incubated FS Card. Previously, she served as the Assistant Director for Card and Payment Markets at the Consumer Financial Protection Bureau (CFPB) and was a Director at Capital One in the company’s Credit Risk Management and Corporate Development divisions. Earlier, Ms. Blow spent several years in investment banking and capital markets at Morgan Stanley, Banque Paribas, and JP Morgan Chase. She is a member of the U.S. Capital Chapter of YPO and is on the Steering Committee for the Financial Security Program at the Aspen Institute, of which she is a Henry Crown Fellow and a member of the Aspen Global Leadership Network. Ms. Blow holds an MBA from Stanford University and an undergraduate degree from the Wharton School at the University of Pennsylvania.

Mr. Harris is the founding CEO of Personal Capital, a digital wealth management firm. In 1999, he was the founding CEO of PayPal, and previously served as CEO of Intuit. He has started seven financial technology and cybersecurity companies and served on numerous public and private boards, including RSA Security, Yodlee, Go Daddy, EarthLink, Macromedia, Visual Sciences, NexTag, Answers.com, Avalara, Business.com, LowerMyBills, and SuccessFactors. Mr. Harris holds an MBA from Harvard Business School and a BA from Middlebury College.

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About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 15.0 million families and 11.4 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.3 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.
*As of September 2017

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Contact:
Nancy Bushkin
Vice President, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com
781-642-5919